Exhibit 99.1

Owens-Illinois Reports Fourth Quarter 2004 Results; Continued strong cash flows enable further debt reduction

Toledo, Ohio, January 26, 2005 — Owens-Illinois, Inc., (NYSE:OI) today reported its fourth quarter 2004 financial results.

• Fourth Quarter Earnings Highlights

•                  Net earnings of $0.11 per share (diluted) vs. a net loss of $7.33 per share in 2003

•                  Earnings from continuing operations were a net loss of $0.25 per share, including the charge for asbestos and the unusual items listed in Note (1), vs. a net loss of $2.70 per share in 2003

•                  Earnings from continuing operations, exclusive of the charge for asbestos and the unusual items listed in Note (1), were $0.24 vs. $0.11 in 2003.

	4th Quarter 2004		4th Quarter 2003
	$ millions	EPS	$ millions	EPS

Net earnings	$21.7	$0.11	$(1,071.1)	$(7.33)

Loss from continuing oper.	(32.7)	(0.25)	(392.1)	(2.70)

Earnings from continuing oper. exclusive of items listed in Note (1)	42.1	0.24	19.8	0.11

•                  Glass Container unit shipments (exclusive of BSN) grew 3%

•                  Debt was reduced by $1.227 billion in the quarter

•                  Asbestos cash payments declined by 5%

“Our fourth quarter results mark another positive execution milestone for O-I in our turnaround and transformation agenda,” said Steve McCracken, Owens-Illinois Chairman and Chief Executive Officer. “Our objective to deliver strong cash flow balanced by earnings growth near-term while investing in our capabilities to deliver earnings and cash growth long-term remains on track as we close 2004 and step forward into 2005.”

Reconciliation of Fourth Quarter 2003 earnings to Fourth Quarter 2004

Earnings per share from continuing operations, excluding the items listed in Note (1), were $0.24 per share for the fourth quarter of 2004 compared with $0.11 per share for the fourth quarter of 2003.  Improved pricing and higher unit shipments accounted for an increase of $0.15 per share over fourth quarter 2003. Productivity improvements and higher production volumes represented another $0.05 per share increase over the prior year. The impact of BSN operations contributed $0.06 per share and currency translation rates accounted for an increase of $0.01 per share. Partially offsetting these positive factors were higher energy costs and lower pension income, decreasing earnings per share by $0.07 and $0.01, respectively.  In addition, the restructuring and transition costs in the Company’s Plastics Packaging segment accounted for a decrease of $0.02 per share, and all other items unfavorably impacted earnings by $0.04 per share.

Business Review

Glass Containers Segment – Strong unit volume demand

Segment Operating Profit in the fourth quarter of 2004 for the Glass Containers segment grew by $52.9 million, or 37.3%, from the fourth quarter a year ago. Strength during the quarter was the result of higher unit shipments, improved pricing and operating efficiencies, and the incremental benefit of BSN, partially offset by increasing energy, raw material, and transportation costs, as well as lower pension income. For the fourth quarter, BSN contributed Operating Profit of $27.0 million on sales of $352.8 million. Exclusive of BSN, Segment Operating Profit for Glass Containers improved by $25.9 million or 18.3% quarter-over-quarter.

Plastics Packaging Segment – Transition quarter

The Plastic Packaging Segment now consists of health care packaging, including prescription containers and medical devices, and closures, which includes tamper-evident caps and dispensing systems. Segment Operating Profit results for the fourth quarter of 2004 were $19.7 million compared with $24.3 million in the fourth quarter of 2003. Lower segment sales, which resulted from an approximate $27 million revenue loss attributed to the partial divestiture of the Australian plastics business in the second quarter of 2004, had no impact on Segment Operating Profit. However, results during the fourth quarter of 2004 were impacted by restructuring and transition costs following the divestiture of the blow-molded container business, as well as the non-recurrence of the record unit shipments in Prescription Products resulting from the unusually strong “flu season” in the fourth quarter a year ago.  Partially offsetting these unfavorable factors were productivity improvements and lower overhead expenses.

Cash Flows - Continuing strong cash flows enable debt reduction

Higher Segment Operating Profit, working capital reductions, and lower asbestos spending were partially offset by higher cash interest expense and higher capital spending, finance fees and debt repurchase premiums.

Interest Expense

Interest expense for continuing operations in the fourth quarter of 2004 was $150.5 million. Included in this expense was $30.8 million for the write-off of unamortized finance fees related to early extinguishment of debt with the proceeds from the blow-molded plastic container divestiture, as well as repurchase premiums related to the November 2004 refinancing of the 9.25% and 10.25% BSN Notes and the

7.15% O-I, Inc. Notes.  Exclusive of these unusual items, interest expense in the fourth quarter of 2004 was $119.7 million versus $104.9 million in the fourth quarter of 2003. The interest expense for the fourth quarter of 2003 represents continuing operations only, as the interest expense and related debt for the divested blow-molded plastic container business has been reclassified to discontinued operations.

The higher interest in the fourth quarter of 2004 includes approximately $14.2 million as a result of higher debt primarily related to the BSN acquisition as the debt and interest expense related to the divested blow-molded plastic container business has been reclassified to discontinued operations. In addition, currency translation rates increased US dollar reported interest expense by approximately $4.3 million. Partially offsetting this was a $3.7 million savings due to lower interest rates resulting from the December 2003 repricing of the Senior Secured Credit Agreement and interest savings resulting from the Company’s fixed-to-floating interest rate swap program, completed in the first quarter of 2004, on a portion of its fixed-rate debt.

Capital Spending

Capital spending for continuing operations for the fourth quarter of 2004 totaled $168.2 million, an increase of $66.3 million from the year ago quarter. The higher capital spending in the quarter was the result of BSN and the new Windsor, Colo., glass container plant. Combined, these two factors totaled $68.2 million, or approximately 40% of the spending in the quarter.

Full Year Results – Significantly improved earnings and cash flows

For the full year 2004, net earnings, earnings from continuing operations, earnings from continuing operations exclusive of asbestos-related charges and items that management considers not representative of ongoing operations, consistent with Segment Operating Profit, and free cash flow were all significantly higher than 2003.

Earnings per share for the full year 2004 were $1.43 (diluted) compared with a loss of $6.89 per share for the full year 2003.

	Full Year 2004		Full Year 2003
	$ millions	EPS	$ millions	EPS

Net earnings	$235.5	$1.43	$(990.8)	$(6.89)

Earnings (loss) from continuing oper.	171.5	1.00	(330.1)	(2.39)

Earnings from continuing oper. exclusive of items listed in Note (2)	218.0	1.31	169.5	1.01

Segment Operating Profit from Continuing Operations for the full year 2004 increased by $106.8 million or 16.0%. BSN contributed operating profit of $27.6 for the year, including a $31.1 million reduction in operating profit resulting from the inventory step-up recorded in the second and third quarters.  Higher unit shipments for both the Company’s glass and plastics businesses, coupled with better prices and operating efficiencies, were only partially offset by higher energy and transportation costs and lower pension income.

For the full year 2004, the Company reported that cash provided by operating activities rose to $617.7 million compared with $353.1 million for the full year 2003 — an increase of 75%.  The principal drivers behind this change were improved operations and significantly improved working capital.  Additionally, for the full year, free cash flow from operations (defined as cash flow from operating activities less capital spending) was $155.9 million vs. a negative $78.4 million in 2003.  Strong free cash flow combined with debt pay down using proceeds following the closing of the blow-molded plastic container divestiture on October 7 and the sale of the Company’s 20% interest in Consol Limited of South Africa on October 13 improved the Company’s balance sheet by $180.5 million.

Capital spending for continuing operations for the full year 2004 totaled $436.7 million compared with capital spending of $344.4 million for the full year 2003.  Capital spending of $25.1 million for 2004 and $87.1 million in 2003 for the divested blow-molded plastic container business has been reclassified to discontinued operations.  Capital spending for 2004 includes $122.7 million for the Windsor, Colo., glass factory and BSN.

Consolidated Debt – Reduced in 2004 despite the acquisition of BSN

Consolidated debt at December 31, 2004 was $5.3604 billion, compared with $5.4255 billion at December 31, 2003, a reduction of $65.1 million. Compared with the prior period, the June 21, 2004 acquisition of BSN Glasspack increased debt by $1.360 billion and the October 7, 2004 divestiture of the blow-molded plastic container business reduced debt by $1.191 billion.  In addition, on October 13, the Company received $81.8 million in cash proceeds from the sale of its 20% equity interest in Consol Limited of South Africa, which was used to further reduce outstanding term loan debt. In 2004, the Company incurred debt of $105.4 million for finance fees and repurchase premiums related to the financing of the BSN acquisition and the refinancing of the BSN Notes and O-I, Inc. Notes due 2005.

Cash and short-term investments at December 31, 2004 were $305.5 million, compared with $190.2 million at December 31, 2003, an increase of $115.3 million. The combination of the $65.1 million debt reduction and $115.3 million increase in cash, improved the Company’s balance sheet by $180.4 million.

Asbestos – Cash payments reduced; Annual new filings down

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2004	2003	2004	2003
Cash payments (millions)	$39.8	$41.8	$190.1	$199.0
New filings	3,700	2,800	14,900	25,700
Pending cases			35,000	30,000

Asbestos-related cash payments in the fourth quarter of 2004 were $39.8 million compared with $41.8 million for the fourth quarter of 2003, a reduction of $2.0 million or 5.0%.  For the full year 2004, asbestos-related payments of $190.1 million compare with $199.0 million for the full year 2003, a reduction of $8.9 million or 4.5%.  New claim filings in the fourth quarter increased by approximately 900.  However, approximately 95% of these increased filings were non-malignant or non-impaired cases. New claim filings for the full year 2004 declined by approximately 42% from the year ago period. As of December 31, 2004, the number of asbestos-related lawsuits and claims pending against the Company was approximately 35,000, up from approximately 30,000 pending claims at December 31, 2003, due to a lower rate of claim dispositions for non-serious cases than in the comparable earlier period.  Additionally, the Company believes that a significant number of those pending cases have exposure dates after the Company’s 1958 exit from the business, for which the Company takes the position that it has no liability or are subject to dismissal because they were filed in improper forums.  The Company anticipates that cash flows from operations and other sources will be sufficient to meet its asbestos-related obligations on a short-term and long-term basis.

The Company has conducted its annual comprehensive review of its asbestos-related liabilities and costs in connection with finalizing and reporting its results for the full year, and has concluded that an increase in its reserve for future asbestos-related costs in the amount of $152.6 million is required. In 2003, the Company increased its reserve for future asbestos-related costs in the amount of $450.0 million.

Effective Tax Rate

Excluding the effects of separately taxed items in both years presented in Note (1), the Company’s effective tax rate for the full year 2004 is 26.9% compared with 28.3% in 2003.  The lower effective tax rate in 2004 is principally due to a favorable change in the global mix of earnings.

Outlook - Continued positive cash flows while growing underlying Segment Operating Profit.

In 2005, the Company expects further execution on its core priorities, resulting in continued free cash flow generation, debt reduction, and increased earnings per share.

Included in the Company’s 2005 expectations are the full year impact of BSN on Segment Operating Profit margins and the expected loss of revenue due to the sale of the two European glass plants on January 20 and the 2004 sale of the Company’s 20% interest in Consol Limited of South Africa. Start-up costs for the new Windsor, Colo., glass container manufacturing facility, lower pension income, increased costs for transportation and raw material costs, as well as the potential risk of currency devaluation in Venezuela are also factors expected to impact 2005’s results.

More than offsetting these anticipated factors, and resulting in earnings growth, in the coming year the Company expects year-over-year unit volume growth, excluding BSN, of approximately 2%, as well as improved pricing. Management also anticipates growth driven by the full year impact of BSN on Segment Operating Profit and cash flow, BSN synergies, improved capital efficiency, and procurement savings. In 2005, the Company plans to reduce debt by $300 million as the result of continued strong operating cash flow and the divestiture of two European glass plants, as previously announced.

“We are pleased by the positive execution of our key priorities in 2004 as demonstrated by financial progress in nearly every dimension, and by the momentum we are feeling behind our long-term change agenda,” stated McCracken.  “A more global and glass-centric portfolio, a new ‘one O-I’ approach enhanced by new, key technical skills, and a renewed focus on market, operational and capital performance should serve us well in delivering on our promise of continued strong cash flows with substantial earnings growth in the coming year.”

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Company Profile

Owens-Illinois is the largest manufacturer of glass containers in the world, with leading positions in Europe, North America, Asia Pacific and South America. O-I is also a leading manufacturer of health care packaging and specialty closure systems.

Conference Call

As announced previously, a conference call to discuss the Company’s latest results will be held Thursday, January 27, 2005, at 8:30 a.m., Eastern Time.  A live webcast and a replay of the conference call will be available on the Internet at the Owens-Illinois web site (www.o-i.com). The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on January 27.  Ask for the Owens-Illinois conference call.  A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on January 27 through 11:59 p.m. on Friday, February 4.  In addition to the Owens-Illinois web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International).  The conference ID number to access the replay is 1759310.

Additional information

Certain additional information regarding third quarter sales, Segment Operating Profit and EPS comparisons to prior year is available at the Owens-Illinois web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

Note (1)

		Three months ended Dec. 31,
		2004	2003
Loss from continuing operations		$(0.25)	$(2.70)

Asbestos-related charges and items that management considers not representative of ongoing operations, consistent with Segment Operating Profit:
1)	Asbestos-related charges	0.56	1.99
2)	Note repurchase premiums and write-off of finance fees	0.13
3)	Mark to market of certain commodity futures contracts*	0.07
4)	Restructuring of a life insurance program	0.04
5)	Australian tax consolidation	(0.22)
6)	Italian Specialty restructuring	(0.09)
7)	Write-down of equity investment		0.34
8)	Write-down of Plastics Packaging assets in Asia Pacific region		0.21
9)	Permanent shutdown of Milton, Ontario glass container factory		0.13
10)	Permanent shutdown of Perth, Australia glass container factory		0.12
11)	Additional loss on the sale of certain closures assets		0.02

Earnings from continuing operations before asbestos-related charges and items that management considers not representative of ongoing operations, consistent with Segment Operating Profit		$0.24	$0.11

Note (2)

		Twelve months ended Dec. 31,
		2004	2003

Earnings (loss) from continuing oper.		$1.00	$(2.39)
Dilutive effect of options and other		0.01

Asbestos-related charges and items that management considers not representative of ongoing operations, consistent with Segment Operating Profit:
1)	Asbestos-related charges	0.56	1.99
2)	Note repurchase premiums and write-off of finance fees	0.13	0.06
3)	Restructuring of a life insurance program	0.04
4)	Australian tax consolidation	(0.22)
5)	Gain on sale of Harlow warehouse (0.10)
6)	Italian Specialty restructuring	(0.09)
7)	Mark to market of certain commodity futures contracts*	(0.02)
8)	Write-down of equity investment		0.34
9)	Loss on sales of notes receivable		0.25
10)	Write-down of Plastics Packaging assets in Asia Pacific region		0.21
11)	Loss on sale of certain closures assets		0.18
12)	Permanent shutdown of Milton, Ontario glass container factory		0.13
13)	Permanent shutdown of Perth, Australia glass container factory		0.12
14)	Permanent closure of the Hayward California glass container plant		0.12

Earnings from continuing operations before asbestos-related charges and items that management considers not representative of ongoing operations, consistent with Segment Operating Profit		$1.31	$1.01

* The Company uses futures contracts for a portion of its forecasted natural gas requirements, in order to limit cost fluctuations.  As previously disclosed, and with the concurrence of its independent auditors, through September 30, 2004 the Company applied the special hedge accounting rules of FASB No.133 which permit the change in fair value of futures contracts to be deferred and matched with fluctuations in market prices of the hedged commodity.  In connection with its recent internal review under Section 404 of the Sarbanes-Oxley Act of 2002, the Company has concluded, with the concurrence of its independent auditors, that certain contracts did not qualify for special hedge accounting.  This change did not have a material impact on earnings for the full year 2004.  The deferred benefits of certain contracts, amounting to $0.09 per share, will be reflected in the notes to the Company’s Form 10-K as increases in earnings for each of the first three quarters of 2004.  The net effect on the fourth quarter earnings is a reduction of $0.07 per share.  These changes have no effect upon the Company’s cash flows.  To the extent the Company continues this hedging program in 2005 and later years, it will take the necessary actions to ensure that its program qualifies for special hedge accounting treatment.

CONTACT:   OWENS-ILLINOIS, Sara Theis, 419-247-1297

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at http://www.o-i.com; or at http://www.prnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended December 31,
	2004	2003

Revenues:
Net sales	$1,725.7	$1,264.1
Royalties and net technical assistance	6.1	5.5
Equity earnings	5.6	6.9
Interest	5.1	3.1
Other (b)	36.0	10.0
	1,778.5	1,289.6
Costs and expenses:
Manufacturing, shipping, and delivery (c)	1,396.2	1,025.1
Research and development	7.2	9.4
Engineering	7.7	10.9
Selling and administrative (d)	141.9	89.4
Interest (e)	150.5	104.9
Other (f)	181.1	603.3
	1,884.6	1,843.0

Loss from continuing operations before items below	(106.1)	(553.4)

Credit for income taxes (g)	(84.1)	(170.4)

Minority share owners’ interests in earnings of subsidiaries	10.7	9.1

Loss from continuing operations	(32.7)	(392.1)

Net earnings (loss) of discontinued operations	54.4	(679.0)
Net earnings (loss)	$21.7	$(1,071.1)

Loss from continuing operations	$(32.7)	$(392.1)

Less convertible preferred stock dividends	(5.4)	(5.4)

Available to common share owners	$(38.1)	$(397.5)

Basic earnings (loss) per share of common stock:

Loss from continuing operations	$(0.26)	$(2.70)
Net earnings (loss) of discontinued operations	0.36	(4.63)
Net earnings (loss)	$0.10	$(7.33)

Weighted average shares outstanding (000s)	149,057	146,974

Diluted earnings (loss) per share of common stock:

Loss from continuing operations	$(0.25)	$(2.70)
Net earnings (loss) of discontinued operations	0.36	(4.63)
Net earnings (loss)	$0.11	$(7.33)

Diluted average shares (000s) (h)	151,311	146,974

(a)          Amounts related to the Company’s plastic blow-molded container business have been reclassified to discontinued operations as a result of the October 2004 sale of that business.

(b)         Amount for 2004 includes a gain of $31.0 million ($13.1 million after tax) for a restructing in the Italian Specialty Glass business. The aftertax effect of this gain is an increase in earnings per share of $0.09.

(c)          Amount for 2004 includes a loss of $16.2 million ($10.6 million after tax) from the mark to market effect of certain commodity futures contracts. The aftertax effect of this adjustment is a decrease in earnings per share of $0.07.

(d)         Amount for 2004 includes a charge of $6.4 million ($5.4 million after tax) for restructuring a life insurance program in order to comply with recent statutory and tax regulation changes. The after tax effect of this charge is a reduction in earnings per share of $0.04.

(e)          Amount for 2004  includes charges of $28.0 million ($18.3 million after tax) for note repurchase premiums and a charge of $2.8 million ($1.8 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity.  The aftertax effect of these charges is a reduction in earnings per share of $0.13.

(f)            Amount for 2004 includes a charge of $152.6 million ($84.9 million after tax) to increase the reserve for estimated future asbestos-related costs. The after tax effect of this charge is a reduction in earnings per share of $0.56.

Amount for 2003 includes charges totaling $590.9 million ($411.9 million after tax) for the following: (1) $50.0 million ($50.0 million after tax) for the write-down of an equity investment in a soda ash mining operation;(2) $450.0 million ($292.5 million after tax) to increase the reserve for estimated future asbestos-related costs; (3) $43.0 million ($30.1 million after tax) for the write-down of Plastics Packaging assets in the Asia Pacific region; (4) $23.9 million ($17.4 million after tax) for the shutdown of the Perth, Australia glass container factory; (5) $20.1 million ($19.5 million after tax) for the shutdown of the Milton, Ontario glass container factory; and (6) $3.9 million ($2.4 million after tax) for an additional loss on the sale of certain closures assets.  The after tax effect of these charges is a reduction in earnings per share of $2.81.

(g)         Amount for 2004 includes a benefit of $33.1 million for a tax consolidation in the Australian glass business. The aftertax effect of this benefit is an increase in earnings per share of $0.22.

The net aftertax effects of these charges on diluted earnings (loss) per share for the three months ended December 31, 2004 and 2003 are as follows:

	2004	2003

Net loss from continuing operations	$(0.25)	$(2.70)
Asbestos-related charges and items that management considers not representative of ongoing operations, consistent with Segment Operating Profit:
Charge for asbestos-related costs	0.56	1.99
Note repurchase premiums and write-off of finance fees	0.13
Mark to market effect of certain commodity futures contracts	0.07
Restructuring of a life insurance program	0.04
Australian tax consolidation	(0.22)
Italian specialty restructuring	(0.09)
Write-down of equity investment		0.34
Write-down of Plastics Packaging assets in the Asia Pacific region		0.21
Shutdown of the Milton, Ontario glass container factory		0.13
Shutdown of the Perth, Australia glass container factory		0.12
Additional loss on the sale of certain closures assets		0.02
Net earnings from continuing operations before items that management considers not representative of ongoing operations	$0.24	$0.11

(h)         Diluted earnings per share of common stock are equal to basic earnings per share of common stock for 2003 due to the net loss.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Year ended December 31,
	2004	2003

Revenues:
Net sales	$6,128.4	$4,975.6
Royalties and net technical assistance	21.1	17.5
Equity earnings	27.8	27.1
Interest	15.3	20.4
Other (b)	70.8	25.2

	6,263.4	5,065.8
Costs and expenses:
Manufacturing, shipping, and delivery (c)	4,918.4	3,967.9
Research and development	25.4	29.9
Engineering	33.6	34.7
Selling and administrative (d)	402.3	320.9
Interest (e)	474.9	429.8
Other (f)	198.5	720.6

	6,053.1	5,503.8

Earnings (loss) from continuing operations before items below	210.3	(438.0)

Provision (credit) for income taxes (g)	5.9	(133.7)

Minority share owners’ interests in earnings of subsidiaries	32.9	25.8

Earnings (loss) from continuing operations	171.5	(330.1)

Net earnings (loss) of discontinued operations	64.0	(660.7)
Net earnings (loss)	$235.5	$(990.8)

Earnings (loss) from continuing operations	$171.5	$(330.1)

Less convertible preferred stock dividends	(21.5)	(21.5)

Available to common share owners	$150.0	$(351.6)

Basic earnings (loss) per share of common stock:

Earnings (loss) from continuing operations	$1.01	$(2.39)
Net earnings (loss) of discontinued operations	0.44	(4.50)
Net earnings (loss)	$1.45	$(6.89)

Weighted average shares outstanding (000s)	147,963	146,914

Diluted earnings (loss) per share of common stock:

Earnings (loss) from continuing operations	$1.00	$(2.39)
Net earnings (loss) of discontinued operations	0.43	(4.50)
Net earnings (loss)	$1.43	$(6.89)

Diluted average shares (000s) (h)	149,680	146,914

(a)          Amounts related to the Company’s plastic blow-molded container business have been reclassified to discontinued operations as a result of the October 2004 sale of that business.

(b)         Amount for 2004 includes a second quarter gain of $20.6 million ($14.5 million after tax) for the sale of certain real property.  The aftertax effect of this gain is an increase in earnings per share of $0.10.

Amount for 2004 includes a fourth quarter gain of $31.0 million ($13.1 million after tax) for a restructing in the Italian Specialty Glass business. The aftertax effect of this gain is an increase in earnings per share of $0.09.

(c)          Amount for 2004 includes a gain of $4.9 million ($3.2 million after tax) from the mark to market effect of certain commodity futures contracts. The aftertax effect of this adjustment is an increase in earnings per share of $0.02.

(d)         Amount for 2004 includes a fourth quarter charge of $6.4 million ($5.4 million after tax) for restructuring a life insurance program in order to comply with recent statutory and tax regulation changes. The after tax effect of this charge is a reduction in earnings per share of $0.04.

(e)          Amount for 2004  includes fourth quarter charges of $28.0 million ($18.3 million after tax) for note repurchase premiums and a charge of $2.8 million ($1.8 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity.  The aftertax effect of these charges is a reduction in earnings per share of $0.13.

Amount for 2003  includes second quarter charges of $13.2 million ($8.2 million after tax) for note repurchase premiums and a charge of $1.3 million ($0.9 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity.  The aftertax effect of these charges is a reduction in earnings per share of $0.06.

(f)            Amount for 2004 includes a fourth quarter charge of $152.6 million ($84.9 million after tax) to increase the reserve for estimated future asbestos-related costs. The after tax effect of this charge is a reduction in earnings per share of $0.56.

Amount for 2003 includes a second quarter charge of $37.4 million ($37.4 million after tax) from the loss on the sale of long-term notes receivable.  The aftertax effect of this charge is a reduction in earnings per share of $0.25.

Amount for 2003 includes third quarter charges of $37.4 million ($23.4 million after tax) for the estimated loss on the sale of certain closures assets and $28.5 million ($17.8 million after tax) for the permanent closure of the Hayward, California glass container factory.  The after-tax effect of these two charges is a reduction in earnings per share of $0.28.

Amount for 2003 includes fourth quarter charges totaling $590.9 million ($411.9 million after tax) for the following: (1) $50.0 million ($50.0 million after tax) for the write-down of an equity investment in a soda ash mining operation;(2) $450.0 million ($292.5 million after tax) to increase the reserve for estimated future asbestos-related costs; (3) $43.0 million ($30.1 million after tax) for the write-down of Plastics Packaging assets in the Asia Pacific region; (4) $23.9 million ($17.4 million after tax) for the shutdown of the Perth, Australia glass container factory; (5) $20.1 million ($19.5 million after tax) for the shutdown of the Milton, Ontario glass container factory; and (6) $3.9 million ($2.4 million after tax)for an additional loss on the sale of certain closures assets.  The after tax effect of these charges is a reduction in earnings per share of $2.81.

(g)         Amount for 2004 includes a benefit of $33.1 million for a tax consolidation in the Australian glass business. The aftertax effect of this benefit is an increase in earnings per share of $0.22.

The net aftertax effects of these charges on diluted earnings (loss) per share for the year ended December 31, 2003 and 2002 are as follows:

	2004	2003

Net loss from continuing operations	$1.00	$(2.39)
Dilutive effect of options and other	0.01

Asbestos-related charges and items that management considers not representative of ongoing operations, consistent with Segment Operating Profit:
Charge for asbestos-related costs	0.56	1.99
Note repurchase premiums and write-off of finance fees	0.13	0.06
Restructuring of a life insurance program	0.04
Australian tax consolidation	(0.22)
Gain on the sale of certain real property	(0.10)
Mark to market effect of certain commodity futures contracts	(0.02)
Italian specialty restructuring	(0.09)
Write-down of equity investment		0.34
Loss on the sale of notes receivable		0.25
Write-down of Plastics Packaging assets in the Asia Pacific region		0.21
Estimated loss on the sale of certain closures assets		0.16
Shutdown of the Milton, Ontario glass container factory		0.13
Shutdown of the Perth, Australia glass container factory		0.12
Permanent closure of the Hayward, California glass container factory		0.12
Additional loss on the sale of certain closures assets		0.02

Net earnings from continuing operations before items that management considers not representative of ongoing operations	$1.31	$1.01

(h)         Diluted earnings per share of common stock are equal to basic earnings per share of common stock for 2003 due to the net loss.

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data (a)

(Dollars in millions)

	Three months ended December 31,
	2004	2003
Selected Segment Information

Net sales:
Glass Containers	$1,540.0	$1,066.4
Plastics Packaging	185.7	197.7

Segment and consolidated net sales	$1,725.7	$1,264.1

Product Segment Operating Profit (b):
Glass Containers (c)(h)	$194.8	$141.9
Plastics Packaging (d)	19.7	24.3

Product Segment Operating Profit	214.5	166.2
Eliminations and other retained items (e)	(31.0)	(26.9)

Segment Operating Profit	$183.5	$139.3

Selected Cash Flow Information

Depreciation:
Continuing operations	$116.8	$102.5
Discontinued operations	—	20.6

Amortization of intangibles and other deferred items:
Continuing operations	$6.2	$6.5
Discontinued operations	—	1.8

Additions to property, plant, and equipment:
Continuing operations	$168.2	$101.9
Discontinued operations	—	13.6

Asbestos-related payments	$39.8	$41.8

Asbestos-related insurance proceeds	$1.8	$1.6

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data (a)

(Dollars in millions)

	Year ended December 31,
	2004	2003
Selected Segment Information

Net sales:
Glass Containers	$5,366.1	$4,182.9
Plastics Packaging	762.3	792.7

Segment and consolidated net sales	$6,128.4	$4,975.6

Product Segment Operating Profit (b):
Glass Containers (c)(f)(h)	$759.6	$658.8
Plastics Packaging (d)(g)	115.0	98.7

Product Segment Operating Profit	874.6	757.5
Eliminations and other retained items (e)	(102.2)	(91.9)

Segment Operating Profit	$772.4	$665.6

Selected Cash Flow Information

Depreciation:
Continuing operations	$436.0	$391.9
Discontinued operations	49.5	81.2

Amortization of intangibles and other deferred items:
Continuing operations	$23.8	$21.4
Discontinued operations	4.6	7.2

Additions to property, plant, and equipment:
Continuing operations	$436.7	$344.4
Discontinued operations	25.1	87.1

Asbestos-related payments	$190.1	$199.0

Asbestos-related insurance proceeds	$2.2	$6.6

Selected Balance Sheet Information

	Dec. 31,	Dec. 31,
	2004	2003

Total debt	$5,360.4	$5,425.5

Share owners’ equity	$1,562.8	$1,003.4

Cash	$277.9	$163.4

Short term investments	$27.6	$26.8

(a)          Amounts related to the Company’s plastic blow-molded container business have been reclassified from the Plastics Packaging segment to discontinued operations as a result of the October 2004 sale of that business.

(b)         Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents Operating Profit because management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is net earnings.  The Company presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation of segment and consolidated Operating Profit to earnings (loss) from continuing operations is as follows (dollars in millions):

	Three months ended December 31,
	2004	2003

Segment Operating Profit	$183.5	$139.3
Italian Specialty Glass gain	31.0
Charge for asbestos-related costs	(152.6)	(450.0)
Restructuring of a life insurance program	(6.4)
Mark to market effect of certain commodity futures contracts	(16.2)
Write-down of equity investment		(50.0)
Write-down of Plastics Packaging assets in the Asia Pacific region		(43.0)
Shutdown of the Perth, Australia glass container factory		(23.9)
Shutdown of the Milton, Ontario glass container factory		(20.1)
Additional loss on the sale of certain closures assets		(3.9)
Consolidated Operating Profit (Loss)	39.3	(451.6)
Interest income	5.1	3.1
Interest expense	(150.5)	(104.9)
Credit for income taxes	84.1	170.4
Minority share owner’s interests in earnings of subsidiaries	(10.7)	(9.1)

Loss from continuing operations	$(32.7)	$(392.1)

	Year ended December 31,
	2004	2003

Segment Operating Profit	$772.4	$665.6
Gain on the sale of certain real property	20.6
Italian Specialty Glass gain	31.0
Mark to market effect of certain commodity futures contracts	4.9
Charge for asbestos-related costs	(152.6)	(450.0)
Restructuring of a life insurance program	(6.4)
Write-down of equity investment		(50.0)
Write-down of Plastics Packaging assets in the Asia Pacific region		(43.0)
Shutdown of the Perth, Australia glass container factory		(23.9)
Loss on the sale of notes receivable		(37.4)
Estimated loss on the sale of the certain closures assets		(37.4)
Permanent closure of the Hayward, California glass container factory		(28.5)
Shutdown of the Milton, Ontario glass container factory		(20.1)
Additional loss on the sale of certain closures assets		(3.9)
Consolidated Operating Profit (Loss)	669.9	(28.6)
Interest income	15.3	20.4
Interest expense	(474.9)	(429.8)
(Provision) credit for income taxes	(5.9)	133.7
Minority share owner’s interests in earnings of subsidiaries	(32.9)	(25.8)

Earnings (loss) from continuing operations	$171.5	$(330.1)

(c)          Amount for 2004 excludes a gain of $31.0 million for a restructing in the Italian Specialty business.

Amount for 2003 excludes charges of $50.0 million for the write-down of an equity investment in a soda ash mining operation, $23.9 million for the shutdown of the Perth, Australia glass container factory, and $20.1 million for the shutdown of the Milton, Ontario glass container factory.

(d)         Amount for 2003 excludes charges of $43.0 million for the write-down of Plastics Packaging assets in the Asia Pacific region, and $3.9 million for an additional loss on the sale of certain closures assets.

(e)          Amount for 2004 excludes charges of $152.6 million to increase the reserve for estimated future asbestos-related costs, and $6.4 million for restructuring a life insurance program in order to comply with recent statutory and tax regulation changes.

Amount for 2003 excludes a charge of $450.0 million to increase the reserve for estimated future asbestos-related costs.

(f)            Amount for 2004 excludes a gain of $20.6 million for the sale of certain real property.

Amount for 2003 excludes charges of $37.4 million for the loss on the sale of long-term notes receivable and $28.5 million for the permanent closure of the Hayward, California glass container factory.

(g)         Amount for 2003 excludes a charge of $37.4 million for the estimated loss on the sale of certain closures assets.

(h)         The Company uses futures contracts for a portion of its forecasted natural gas requirements, in order to limit cost fluctuations.  As previously disclosed, and with the concurrence of its independent auditors, through September 30, 2004 the Company applied the special hedge accounting rules of FASB No.133 which permit the change in fair value of futures contracts to be deferred and matched with fluctuations in market prices of the hedged commodity. In connection with its recent internal review under Section 404 of the Sarbanes-Oxley Act of 2002, the Company has concluded, with the concurrence of its independent auditors, that certain contracts did not qualify for special hedge accounting.  This change resulted in a gain of $4.9 million for the full year 2004 and a loss of $16.2 million for the fourth quarter of 2004.  The difference of $11.3 million will be reflected in the notes to the Company’s Form 10-K as increases in pretax earnings for each of the first three quarters of 2004.  These changes have no effect upon the Company’s cash flows.  To the extent the Company continues this hedging program in 2005 and later years, it will take the necessary actions to ensure that its program qualifies for special hedge accounting treatment.